Westway Group, Inc. Appoints Evercore as Advisor

NEW ORLEANS, May 7/PRNewswire-FirstCall/--Westway Group, Inc. (NASDAQ: WWAY) today announced the appointment of Evercore Partners as the financial advisor to the company for the purpose of evaluating its outstanding warrants.

The company presently has approximately 46 million public offering warrants outstanding that are traded on NASDAQ under the symbol "WWAYW", and these warrants expire on May 24, 2011.

Peter Harding, CEO, stated "We are constantly analyzing our capital structure in keeping with the company's goal to create shareholder value."

Forward looking statement This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.

About Westway Group, Inc. Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 25 operating facilities providing approximately 354 million gallons of total bulk liquid storage shell capacity and 37 facilities producing approximately 1.6 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245